Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) made as of February 5, 2026, by and between Enquantum Ltd., a company established under the laws of the State of Israel (the “Company”) and Reliance Global Group Inc., a Florida corporation listed on the Nasdaq Stock Market LLC (Nasdaq), on behalf of itself and/or one or more Affiliates designated by Reliance in writing prior to the Closing (as defined below) (any such Person, together with Reliance, the “Investor”).

W I T N E S S E T H:

WHEREAS, the Company’s capitalization is as set forth in the capitalization table attached to this Agreement as Exhibit A (the “Capitalization Table”), reflecting 100% of the equity interests of the Company as of the date hereof, including all options, warrants, convertible notes (other than the Bridge Note), and any other security convertible for or into the Company’s Ordinary Shares;

WHEREAS, the Company desires to sell, and the Investor desires to purchase, an aggregate equity interest equal to fifty-one percent (51.00%) of the Company on a fully diluted basis (the “Target Ownership”), primarily through the issuance by the Company of newly issued ordinary shares (the “Ordinary Shares”), in consideration for an aggregate purchase price of $2,125,000 to be paid in tranches tied to milestones and corresponding fully diluted percentage issuances, as set forth on Annex I (the “Milestone Schedule”), at a purchase price of $9.8018 per share (the “PPS”), reflecting a pre money valuation of $2,041,667 for the Company;

WHEREAS, prior to the date hereof, the Investor and the Company entered into a secured promissory note (the “Bridge Note”), pursuant to which the Investor provided the Company with a secured loan in the amount of $166,000 (the “Loan Amount”), to be deducted and credited against issuance of shares of the Company in the manner set forth below;

WHEREAS, the parties intend that this Agreement be executed at the Signing Date and that no funding and no issuance of any shares shall occur unless and until the Closing (as defined below) following completion of the Investor’s due diligence and satisfaction (or waiver) of the conditions precedent set forth herein; and

WHEREAS, the parties acknowledge and the Company represents that the Capitalization Table reflects the Company’s fully diluted capitalization assumptions (including all options, warrants, SAFEs/convertibles, employee pool and other equity-linked instruments) used to calculate the Target Ownership and the issuances under the Milestone Schedule; and

WHEREAS, in connection with the Bridge Note and as reflected in the Milestone Schedule (Annex I), the Company and the Investor have agreed that, at the Closing, the Bridge Note shall be converted into that number of Ordinary Shares equal to 4.0% of the issued and outstanding Ordinary Shares of the Company on a fully diluted basis (the “Bridge Note Conversion”), and such Bridge Note Conversion shall constitute part of the first milestone tranche under Annex I, such that the Investor’s fully diluted ownership immediately following the Closing (including both the Bridge Note Conversion and the cash-funded portion of the first tranche) shall be as set forth in Annex I, and the Investor’s total ownership following the Closing and all Milestone Closings (including the Bridge Note Conversion and the Company Exchange Shares) shall be 51% on a fully diluted basis.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1. THE TRANSACTION; SIGNING AND CLOSING; MILESTONE FUNDING.

1.1. Signing; No Issuance or Funding at Signing. This Agreement is executed and delivered as of the Signing Date. No purchase and sale of any shares, no payment of any portion of the Purchase Price, and no issuance or transfer of any securities shall occur at the Signing Date. The consummation of the transactions contemplated hereby shall occur only at the Closing (as defined below), subject to the satisfaction or waiver of the conditions precedent set forth in this Agreement by the Investor in its sole discretion, including without limitation the Investor’s completion of business and legal due diligence to the Investor’s satisfaction in its sole discretion; provided, however, that it is anticipated that Closing shall occur within one week from the completion of business and legal diligence which the parties intend to complete within two (2) weeks.

1.2. Transaction; Target Ownership. Subject to the terms and conditions of this Agreement, at the Closing and the Milestone Closings (defined below), the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, such number of Ordinary Shares as are necessary for the Investor to acquire, in the aggregate, the Target Ownership (51% of the Company on a fully diluted basis) upon completion of all tranches under the Milestone Schedule, including any control top-up tranche, and the issuance of the Exchange Shares and Bridge Note Conversion described in Annex I.

1.3. Purchase Price; Milestone Schedule; Milestone Closings. The aggregate purchase price for the Target Ownership shall be $2,125,000 (the “Purchase Price”), payable in tranches upon satisfaction of the applicable milestones and on the dates and in the corresponding amounts as set forth in Annex I (each, a “Milestone Tranche”). Each Milestone Tranche shall be funded (or credited, as applicable) only after (i) the applicable milestone is satisfied in accordance with Annex I as determined by the Investor in its sole discretion, and (ii) the applicable Milestone Closing occurs, including satisfaction or waiver by the Investor in its sole discretion of all conditions precedent in Section 2.5. Each closing at which a Milestone Tranche is funded and corresponding Ordinary Shares are issued is referred to herein as a “Milestone Closing.”

1.4. Closing; Initial Milestone Closing. The initial Closing (the “Closing”) shall occur remotely via exchange of documents and signatures on a date mutually agreed by the Company and the Investor following completion of the Investor’s due diligence and satisfaction (or waiver) of the conditions precedent set forth in Section 2 in this Agreement (the “Closing Date”). At the Closing, (a) the Company shall issue to the Investor the number of Ordinary Shares corresponding to Milestone Tranche 1 under Annex I (including shares issued pursuant to the Bridge Note Conversion as described below), and (b) the Investor shall fund the corresponding Milestone Tranche 1 cash amount set forth in Annex I. In addition, at the Closing, the Bridge Note shall be converted into that number of Ordinary Shares equal to 4% of the issued and outstanding Ordinary Shares of the Company on a fully diluted basis (the “Bridge Note Conversion”), and such Bridge Note Conversion shall be deemed part of Milestone Tranche 1, following which such Bridge Note shall be satisfied in full and all remaining obligations of the parties thereto shall be terminated. For the avoidance of doubt, the Investor’s fully diluted ownership immediately following the Closing shall be 8% on a fully diluted basis as set forth in Annex I for Milestone Tranche 1, inclusive of both the Bridge Note Conversion and the cash-funded issuance, and the Investor’s total ownership following completion of all Milestone Closings (including the control top-up tranche) shall be 51% on a fully diluted basis. For purposes of clarification and the removal of all doubt, fully diluted percentage referenced in this Agreement in connection with the issuance of Share to the Investor are all under the assumption that Investor’s entire investment as contemplated under this Agreement is made.

1.5. Mechanics; Fully Diluted Calculations; Anti-Dilution Protection. The number of Ordinary Shares issuable to the Investor at each Milestone Closing shall be determined based on the fully diluted capitalization of the Company immediately following such issuance, as set forth in Annex 1 (including treatment of the ESOP pool, options, warrants, SAFEs/convertibles and any other equity-linked instruments). Subject to Investor’s continued payments as contemplated under the Milestone Schedule (Annex I), the Company shall not take any action that would reasonably be expected to dilute or otherwise impair the Investor’s ability to achieve the Target Ownership through the Milestone Closings, except as expressly permitted under this Agreement and the Transaction Documents or with Investors prior written consent. The Company covenants and agrees that subject to Investor’s compliance with the payments pursuant to the Milestone Schedule (Annex I) between the Closing and the completion of all Milestone Closings: (a) it shall not issue, grant, sell, or otherwise create any Ordinary Shares or equity-linked securities (including but not limited to options, warrants, SAFEs, convertible notes, or other rights to acquire Ordinary Shares) other than (i) issuances to the Investor pursuant to this Agreement, (ii) grants under the ESOP Pool solely to the extent of shares reserved as of the Closing Date and reflected in the Capitalization Table, and (iii) issuances expressly approved in writing in advance by the Investor; and (b) if any issuance occurs that dilutes the Investor’s anticipated fully diluted ownership percentage at any Milestone Closing (the “Target Milestone Percentage” for such Milestone as set forth in Annex I), the Company shall, at each affected Milestone Closing, issue to the Investor (at no additional consideration) such additional number of Ordinary Shares as is necessary to cause the Investor’s fully diluted ownership immediately following such Milestone Closing to equal the Target Milestone Percentage set forth in Annex I for such Milestone (the “True-Up Shares”). For the avoidance of doubt, any dilutive issuance by the Company during the Milestone period shall trigger the True-Up Share adjustment at the applicable Milestone Closing(s) at no cost to the Investor.

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1.6. Control Top-Up. The Milestone Schedule contemplates a final “control top-up” tranche intended to increase the Investor’s ownership from 48% to the Target Ownership of 51% on a fully diluted basis. As consideration for the Top Up Shares, the Investor shall issue, and the Company shall accept, shares of Common Stock of Reliance Global Group Inc., par value $0.086 per share (the “PubCo Shares”) equal to the product of $125,000 divided by the last sales price of the Company’s common stock as provided on the Nasdaq Stock Market the day before the closing of such top up tranche.

1.6.1.	Material Inducement; Failure to Deliver Control Top-Up. The Company acknowledges and agrees that the Control Top-Up described above is a material inducement to the Investor’s willingness to proceed with the transactions contemplated hereby and to incur the time and expense of due diligence and negotiation. Accordingly, the Company further agrees that, if the Company is required under this Agreement and Annex I to issue and deliver (or cause to be issued and delivered) the equity securities necessary to effect the Control Top-Up and the Company fails to do so in accordance with this Agreement and Annex I (other than due to the Investor’s uncured material breach), such failure shall constitute a material breach of this Agreement and the Transaction Documents, entitling the Investor to exercise any and all rights and remedies available at law or in equity, including specific performance.

1.7. Termination Prior to Closing. If this Agreement is terminated prior to the Closing pursuant to Section 6.2, then (i) no shares shall be issued hereunder, (ii) the Company shall be free to seek additional fundings from any third party, and (iii) the Anti - Dilution Protection set forth under Section 1.5 above shall not apply.

2. CONDITIONS TO CLOSING AND MILESTONE CLOSINGS.

2.1. Definitions. For purposes of this Section 2: (a) “Closing” means the initial closing under this Agreement; (b) “Milestone Closing” means each closing at which a Milestone Tranche is funded and corresponding Ordinary Shares are issued pursuant to Annex I; and (c) “Applicable Closing” means the Closing or the applicable Milestone Closing, as the context requires.

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2.2. Conditions to the Investor’s Obligations at the Closing. The obligations of the Investor to consummate the Closing, including to purchase the Shares to be issued at the Closing and to pay the applicable Milestone Tranche amount due at the Closing, are subject to the satisfaction (or waiver in writing by the Investor in its sole discretion) on or prior to the Closing Date of each of the following conditions:

2.2.1.	Company Representations and Warranties; Capitalization Accuracy. The representations and warranties of the Company contained in this Agreement (including without limitation the accuracy and completeness of the Capitalization Table attached as Schedule 3.3) shall be true and correct in all material respects as of the Signing Date and as of the Closing Date (except to the extent such representation or warranty speaks as of an earlier date, in which case it shall be true and correct in all material respects as of such earlier date). Without limiting the foregoing, the Company expressly represents and warrants that the Capitalization Table attached as Schedule 3.3 is true, complete, and correct in all respects as of the Signing Date and the Closing Date, and reflects 100% of the issued and outstanding Ordinary Shares and all options, warrants, convertible securities, and other equity-linked instruments of the Company on a fully diluted basis as of such date.

2.2.2.	Company Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required to be performed or complied with by it on or prior to the Closing to the Investor’s satisfaction in its sole discretion.

2.2.3.	Delivery of Closing Deliverables. The Company shall have delivered (or caused to be delivered) to the Investor the documents and items required to be delivered by the Company at the Closing pursuant to Section 2.6.1 (Company Closing Deliverables), in each case in form and substance satisfactory to the Investor in its sole discretion.

2.2.4.	Evidence of Issuance; Share Register; Registrar Filings. The Investor shall have received evidence reasonably satisfactory to the Investor that (a) the Shares to be issued at the Closing have been duly issued and allotted to the Investor, fully paid and non-assessable, (b) the Investor has been recorded as the registered holder of such Shares in the Company’s share register (including the share certificate number(s) and the number of Shares registered in the Investor’s name), and (c) the Company has made (or is irrevocably committed to make promptly following the Closing in accordance with Israeli law) the required filings with the Israeli Registrar of Companies in connection with such issuance and allotment, and has provided the Investor with reasonable evidence of such filing (including a stamped/accepted filing, confirmation of submission or receipt, as applicable).

2.2.5.	Company Corporate Actions; Shareholder Approval; Amended Articles; Waivers. The Company shall have obtained and delivered true and correct copies of: (a) the resolutions and/or minutes of the Company’s shareholders approving this Agreement and the other Transaction Documents and the transactions contemplated hereby, including the issuance of the Shares at the Closing and pursuant to Annex I, and approving the replacement of the Current Articles with the Amended and Restated Articles of Association, the form of which shall be agreed upon between the Company and the Investor prior to Closing(the “Amended Articles”); (b) the resolutions of the Board approving this Agreement and the other Transaction Documents and the transactions contemplated hereby, including the issuances contemplated at the Closing and pursuant to Annex I and the issuance of the Investment Shares and the Exchange Shares pursuant to the provisions of this Agreement; and (c) evidence that all shareholders have irrevocably waived any and all preemptive, anti-dilution, conversion and other rights (if any) in connection with the transactions contemplated hereby, in each case to the extent required to consummate the Closing and the issuances contemplated hereby; provided, further, that the Amended Articles shall include (and the shareholder approval shall expressly approve) the Investor’s tranche-based board appointment and board composition rights as set forth on Annex I (the “Board Seat Milestones”), including the mechanism for such appointments to become effective automatically upon the applicable Milestone Closing(s) without the need for any further shareholder approval.

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2.2.6.	Proceedings. All corporate and other proceedings taken in connection with the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and Investor’s counsel shall have received such counterpart originals or certified copies as they may reasonably request.

2.3. Conditions to the Company’s Obligations at the Closing. The obligations of the Company to consummate the Closing, including to issue the Shares to be issued at the Closing, are subject to the satisfaction (or waiver in writing by the Company) on or prior to the Closing Date of each of the following conditions:

2.3.1.	Investor Representations and Warranties. The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects as of the Signing Date and as of the Closing Date (except to the extent such representation or warranty speaks as of an earlier date, in which case it shall be true and correct in all material respects as of such earlier date).

2.3.2.	Investor Performance. The Investor shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required to be performed or complied with by it on or prior to the Closing.

2.3.3.	Payment / Consideration at Closing. The Investor shall have transferred and tendered to the Company the cash consideration due at the Closing pursuant to Annex I.

2.4. Mutual Conditions to the Closing. The respective obligations of the Company and the Investor to consummate the Closing are subject to the satisfaction (or waiver by the party entitled to waive) on or prior to the Closing Date of each of the following conditions:

2.4.1.	Transaction Documents. Each of the Transaction Documents required to be executed at the Closing shall have been duly executed and delivered by each applicable party thereto (other than those to be executed at a later Milestone Closing, if any, as expressly set forth in such Transaction Document).

2.4.2.	No Injunction. No law, order, judgment, injunction or decree shall have been entered and remain in effect that restrains, enjoins or otherwise prohibits consummation of the Closing.

2.5. Continuing Conditions to Each Milestone Closing (Tranche Closing Conditions). The obligation of the Investor to fund each Milestone Tranche and the obligation of the Company to issue the corresponding Shares at each Milestone Closing are each subject to the satisfaction (or waiver by the Investor in its sole discretion, or by the Company, as applicable) as of the applicable Milestone Closing Date of each of the following conditions (in addition to any milestone-specific conditions set forth in Annex I):

2.5.1.	Bringdown of Company Reps; No Unauthorized Dilution (Milestone Closing). The representations and warranties of the Company contained in this Agreement (including without limitation Section 3.3 (Ownership of Shares) and the updated Capitalization Table required under Section 2.5.8) shall be true and correct in all material respects as of the applicable Milestone Closing Date (except to the extent such representation or warranty speaks as of an earlier date, in which case it shall be true and correct in all material respects as of such earlier date). Without limiting the foregoing, the Company expressly represents and warrants as of each Milestone Closing Date that (a) no dilutive issuances have occurred since the prior Milestone Closing (or since the Closing, if the first Milestone Closing) except as expressly permitted under Section 1.5 and disclosed to the Investor in writing, (b) any True-Up Shares (if applicable) have been properly calculated and are included in the issuance at such Milestone Closing, and (c) the Investor’s fully diluted ownership percentage immediately following such Milestone Closing equals the Target Milestone Percentage for such Milestone as set forth in Annex I.

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2.5.2.	Bringdown of Investor Reps (Milestone Closing). The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects as of the applicable Milestone Closing Date (except to the extent such representation or warranty speaks as of an earlier date, in which case it shall be true and correct in all material respects as of such earlier date).

2.5.3.	Performance; No Material Default. Each party shall have performed and complied in all material respects with its respective covenants and obligations required to be performed on or prior to such Milestone Closing, and no party shall be in material breach of this Agreement (including Sections 7 (Reporting Rights), 8 (MFN), or the Amended Articles (governance provisions)) that remains uncured after any applicable notice and cure period expressly provided herein.

2.5.4.	Milestone Satisfaction. The applicable milestone(s) for such Milestone Tranche shall have been satisfied in accordance with Annex I, and, to the extent applicable, the Company shall have delivered to the Investor supporting documentation evidencing such satisfaction, as contemplated by Annex I. If the Company disputes in good faith whether the applicable milestone(s) have been satisfied, the Company shall deliver written notice to the Investor describing the dispute in reasonable detail within five (5) Business Days after the Investor’s notice (or other communication) of non-satisfaction. The parties shall promptly attempt in good faith to resolve such dispute. If the parties are unable to resolve the dispute within ten (10) Business Days after the Company’s notice, then either party may submit the dispute for determination by an independent expert mutually selected by the parties (the “Independent Expert”). The Independent Expert shall determine the dispute as soon as reasonably practicable, and in any event within thirty (30) days after its engagement, and such determination shall be final and binding absent manifest error. Pending final resolution, the Investor may suspend funding of the applicable Milestone Tranche without waiver of any other rights or remedies.

2.5.5.	Required Corporate Actions; Filings. All corporate actions required to authorize the issuance of the Shares at such Milestone Closing shall have been taken, and any filings required to be made contemporaneously with, or promptly following, such Milestone Closing with the Israeli Registrar of Companies (or other applicable governmental authority) shall be capable of being made in due course.

2.5.6.	No Injunction (Milestone Closing). No law, order, judgment, injunction or decree shall have been entered and remain in effect that restrains, enjoins or otherwise prohibits consummation of such Milestone Closing.

2.5.7.	Board Seat Milestones. If the applicable Milestone Tranche is identified in Annex I as a Board Seat Milestone, then as a condition to such Milestone Closing the Company shall have delivered the resolutions, resignations (if any), and evidence of filings/updates required to effect the applicable Investor board nominee appointment(s) effective as of such Milestone Closing, in each case in form and substance satisfactory to the Investor.

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2.5.8.	Capitalization Table Bringdown; Certification of No Dilution. The Company shall have delivered to the Investor an updated and complete capitalization table of the Company as of immediately prior to and as of immediately following the issuance of the Shares at such Milestone Closing (each on a fully diluted basis using the agreed assumptions), together with a certificate of an authorized officer of the Company certifying that (a) such capitalization table is true, complete and correct in all respects, (b) since the Closing (or since the immediately preceding Milestone Closing, as applicable) there has been no issuance, grant, conversion, repurchase or other change to the Company’s share capital or equity-linked securities except (i) as expressly permitted under Section 1.5 of this Agreement and (ii) as disclosed to and approved in writing by the Investor, (c) if any dilutive issuance has occurred since the prior Milestone Closing (or since the Closing, as applicable), the calculation of True-Up Shares (as defined in Section 1.5) is accurate and such True-Up Shares are included in the Shares to be issued at such Milestone Closing at no additional cost to the Investor, (d) the issuance at such Milestone Closing (including any True-Up Shares) results in the Investor owning the Target Milestone Percentage specified for such tranche in Annex I on a fully diluted basis, and (e) no issuances, grants, or reservations have been made from the ESOP Pool except as disclosed to the Investor in writing and except for grants within the ESOP Pool size reflected in the Capitalization Table as of the Closing Date.

2.6. Closing Deliverables.

2.6.1.	Company Closing Deliverables. At the Closing, the Company shall deliver (or cause to be delivered) to the Investor the following, each in form and substance reasonably satisfactory to the Investor:

a)	The form of the Amended Articles shall have been mutually agreed to between the Company and Investor and duly adopted by the Company’s shareholders.

b)	True and correct copies of the resolutions of the Company’s shareholders (or minutes from a meeting of such shareholders)by which, inter alia, (i) the Current Articles are replaced with the Amended Articles, (ii) this Agreement and all other Transaction Documents are duly approved, iii) the issuance of the Shares (including the Company Exchange Shares) contemplated at the Closing and pursuant to Annex I is approved, (iv) the Board Seat Milestones (as defined in Section 2.2.4) and the tranche-based board appointment mechanics contained in the Amended Articles are expressly approved, and (v) all shareholders irrevocably waive any and all preemptive, anti-dilution, conversion and other rights in connection with the transactions contemplated herein, if any.

c)	True and correct copies of resolutions of the Board in the form attached as Schedule 2.5.1(b), by which, inter alia, the Board approves (i) the issuance and allotment of the Shares to be issued at the Closing and the issuance of the Company Exchange Shares in return for the Investor Investment Shares, (ii) the issuance of the Shares to be issued at subsequent Milestone Closings pursuant to Annex I, (iii) the execution and performance of this Agreement and the Transaction Documents (including, without limitation, the Indemnification Agreements with the Directors), and (iv) the adoption and filing of the Amended Articles in lieu of the Current Articles;

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d)	Validly executed share certificates (or such other evidence of issuance customary under Israeli law and the Company’s issuance mechanics) covering the Shares issued at the Closing, issued in the name of the Investor;

e)	A copy of the Company’s share register (or an extract thereof) certified by an authorized officer of the Company, dated as of the Closing Date (or immediately thereafter), evidencing that the Shares issued at the Closing have been registered in the name of the Investor as the registered holder, including the share certificate number(s), the number of Shares registered and the date of registration, and evidence satisfactory to the Investor of the Company’s filing with the Israeli Registrar of Companies in connection with the issuance of the Shares at the Closing (including confirmation of receipt or acceptance).

f)	Director indemnification agreements for all directors of the Company, duly executed and approved by the Board, in the form attached hereto as Schedule 2.5.1(d) (the “Indemnification Agreements”); and

g)	A copy of the Company’s proposed budget and use of proceeds (the “Budget”), as approved by the Investor prior to the Closing.

2.6.2.	Investor Closing Deliverables. At the Closing, the Investor shall (i) transfer to the Company the cash consideration due at the Closing pursuant to Annex I, (ii) issue to the Company the Investor Investment Shares, (iii) deliver to the Company a duly executed undertaking in favor of the Israeli Innovation Authority (the “Innovation Authority”) (the “IIA Undertaking”), and (iv) deliver any other items expressly required to be delivered by the Investor at the Closing under the Transaction Documents.

2.7. Milestone Closing Deliverables. At each Milestone Closing, the Company shall (a) issue and allot to the Investor the Shares corresponding to the applicable Milestone Tranche pursuant to Annex I, (b) record the Investor as the registered holder of such Shares in the Company’s share register, (c) deliver to the Investor an updated certified extract of the share register evidencing such registration, and (d) make the required filings with the Israeli Registrar of Companies in connection with such issuance and allotment and provide reasonable evidence of such filing, in each case in accordance with Israeli law and the Amended Articles.

2.8. Waiver. Any condition set forth in this Section 2 may be waived only by the party entitled to the benefit thereof, in a written waiver delivered to the other party.

2.9. Remedies for Failure to Fund; Termination of Future Tranches. (a) If the Investor fails to fund any Milestone Tranche when due under Annex I (subject to any notice and cure period set forth in Annex I), the Company may, at its option and as its sole remedy with respect to future tranches, either (i) waive such failure and proceed with such Milestone Closing (or defer it), or (ii) terminate this Agreement solely with respect to future Milestone Closings by written notice to the Investor (without affecting Shares already issued). (b) If the Company fails to satisfy any milestone set forth in Annex I by the applicable deadline (subject to any cure period specified in Annex I), or if any of the conditions precedent to a Milestone Closing set forth in Section 2.5 are not satisfied (or waived by Investor), the Investor may, in its sole discretion, either (i) waive such failure and proceed with such Milestone Closing, (ii) defer such Milestone Closing until such conditions are satisfied, or (iii) terminate this Agreement with respect to future Milestone Closings by written notice to the Company (without affecting Shares already issued and without any obligation to return funds already paid).

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2.10. Alternative Financing Upon Investor Funding Default; ROFR Preserved. Notwithstanding anything to the contrary in this Agreement or any Transaction Document (including any MFN, “no better terms” or similar restriction), if the Investor fails to fund any Milestone Tranche when due under Annex I (after giving effect to any applicable notice and cure period, an “Investor Funding Default”), then, for so long as such Investor Funding Default is continuing, the Company (and/or any Founder or other shareholder of the Company, to the extent applicable) may solicit, negotiate and consummate one or more financings or capital-raising transactions (including issuances of equity or equity-linked securities, convertible instruments, SAFEs, warrants, or indebtedness) with any third party (each, an “Alternative Financing”) without being in breach of this Agreement or any Transaction Document by reason of entering into such Alternative Financing; provided that, prior to consummating any Alternative Financing, the Company shall provide the Investor with written notice describing the material terms thereof and shall offer the Investor a customary right of first refusal to participate in such Alternative Financing on substantially the same terms (the “Alternative Financing ROFR”). The Alternative Financing ROFR shall be exercisable by written notice delivered within five (5) Business Days after the Investor’s receipt of such notice (or such shorter period as may be required to meet a bona fide third-party closing timeline, but in no event less than two (2) Business Days). For the avoidance of doubt, consummation of an Alternative Financing shall not (i) waive the Investor Funding Default, (ii) relieve the Investor of any liability for such Investor Funding Default, or (iii) limit the Company’s termination right under Section 2.6.

3. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor, subject to the exceptions set forth in the Disclosure Schedule attached hereto as Schedule 3 (the “Disclosure Schedule”, section numbers in the Disclosure Schedule correspond to the section numbers in this Agreement provided that the information set forth in any section or subsection of the Disclosure Schedule shall apply to and qualify (a) the representation and warranty set forth in this Agreement to which it corresponds, and (b) each other representation and warranty set forth in this Agreement for which it is readily apparent from a reading of the disclosure or information that such disclosure or information is relevant to such other section or subsection), and acknowledge that Investor is entering into this Agreement in reliance thereon, as follows:

3.1. Organization.

The Company is duly incorporated and validly existing under the laws of the State of Israel and its control and management are in Israel. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby.

3.2. Share Capital.

3.2.1. The authorized share capital of the Company as of the Closing consists of NIS 200,000, divided into 20,000,000 Ordinary Shares, out of which 163,387 are issued and outstanding and 28,412 are reserved under an ESOP Pool.

3.2.2. Except for (a) the transactions contemplated by this Agreement, (b) the preemptive rights provided in the Amended Articles, (c) the issuance and exercise of options under the Company’s ESOP Pool, and (d) the securities, rights and arrangements set forth on the Capitalization Table and/or the Disclosure Schedule, there are no other preemptive rights, rights of first refusal, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are no contracts or binding commitments to which the Company, or any shareholder is a party providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities. All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding, and is fully paid and nonassessable. The Shares (including the Company Exchange Shares) to be issued at the Closing and each Milestone Closing, when issued, sold and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, nonassessable, free of any preemptive rights, will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles and in other Transaction Agreements, will be free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of the Investor in the Company’s register of shareholders.

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3.3. Ownership of Shares.

A complete and correct capitalization table of the Company as of the Signing Date and, on a pro forma basis, immediately following the Closing and each Milestone Closing (assuming completion of the Milestone Schedule through the Target Ownership and the issuance of the Company Exchange Shares), including all issued and outstanding Ordinary Shares, all options (vested and unvested), warrants, convertible notes/SAFEs and other equity-linked instruments, and the ESOP pool (whether granted or reserved), is set forth in Schedule 3.3 of the Disclosure Schedule (the “Capitalization Table”). The Capitalization Table is the agreed baseline for the “fully diluted” calculations used to determine issuances to the Investor pursuant to Annex I, subject only to changes expressly permitted under this Agreement and the Transaction Documents.

3.4. Subsidiaries and Related Entities.

The Company does not own or control, directly or indirectly, any interest in any corporation, association or business entity.

3.5. Directors, Officers.

The sole directors, observers and officers of the Company at the Closing are the directors and officers listed on Schedule 3.5 of the Disclosure Schedule. Other than pursuant to the Amended Articles and the other Transaction Agreements, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board, as a director or observer, and to the knowledge of the Company there is no voting agreement or other arrangement among the Company’s shareholders with respect to such election.

3.6. Financial Statements.

Attached as Schedule 3.6 of the Disclosure Schedule are the Company’s audited financial statements for the fiscal year ended December 31, 2024 (the “Audited FS”) and its unaudited financial statements for the period ended December 31, 2025 (the “Unaudited FS” and together with the Audited FS, the “Financial Statements”).

3.6A. Due Diligence Information.

All written information, documents and materials (including the Capitalization Table and the Disclosure Schedule and all schedules and exhibits thereto) furnished by or on behalf of the Company to the Investor or its Representatives in connection with the Investor’s due diligence investigation of the Company and the transactions contemplated hereby (collectively, the “Due Diligence Materials”), to the knowledge of the Company, were true and correct in all material respects as of the date furnished (or, if later updated or supplemented in writing, as of the date so updated or supplemented) and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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3.7. Authorization; Approvals.

All corporate action on the part of the Company necessary for (i) the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement and the other Transaction Agreements, and (ii) the authorization, issuance, and sale of the Investment Shares and the Company Exchange Shares sold under this Agreement, has been (or will be) taken prior to the Closing (and, with respect to issuances at any Milestone Closing, prior to such Milestone Closing). This Agreement and the other Transaction Agreements, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Closing (and, with respect to issuances at any Milestone Closing, prior to such Milestone Closing) in connection with (i) the valid execution, delivery and performance of this Agreement and the other Transaction Agreements, and (ii) the offer, sale or issuance of the Investment Shares and the Company Exchange Shares, except for such Israeli Registrar of Companies filings to be made following the Closing and following each Milestone Closing.

3.8. Compliance and Permits; Intellectual Property.

The Company owns and has developed, or has obtained the right to use, free and clear of all liens, claims and restrictions, all Intellectual Property used or required for use in the conduct of the Company’s business as now conducted and as currently proposed to be conducted (except for Intellectual Property, which is yet to be developed) (the “Company Intellectual Property Rights”), without, the knowledge of the Company, infringing upon, misappropriating or violating any right, lien, or claim of others, including, without limitation, the founders of the Company (the “Founders”) and/or past and present employees of the Company. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to any Intellectual Property or any other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted or as currently proposed to be conducted or otherwise. The Company’s registered patents, trademarks and copyrights, and applications for the same, are listed in Schedule 3.9.1 of the Disclosure Schedule. Each item of the Company’s Intellectual Property is subsisting, enforceable and valid.

3.9. Intellectual Property.

For purposes of this Agreement, the term “Intellectual Property” shall mean and refer to all (i) patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts), (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (v) databases and compilations, including any and all collections of data, whether machine readable or otherwise, (vi) technology supporting any Internet site(s) operated by or on behalf of the Company, (vii) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, algorithms, models, modules, user interfaces, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions, source code, object code, and, with respect to all of the foregoing, related confidential documentation, (viii) trademarks, service marks, trade names, domain names and applications and registrations therefor, (ix) all documentation, including user manuals and training materials relating to any of the foregoing and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (x) other proprietary rights relating to the foregoing.

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3.9.1. The Company owns and has developed, or has obtained the right to use, free and clear of all liens, claims and restrictions, all Intellectual Property used or required for use in the conduct of the Company’s business as now conducted and as currently proposed to be conducted (except for Intellectual Property, which is yet to be developed) (the “Company Intellectual Property Rights”), without, to the knowledge of the Company, infringing upon, misappropriating or violating any right, lien, or claim of others, including, without limitation, the founders of the Company (the “Founders”) and/or past and present employees of the Company. To the Company’s knowledge, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to any Intellectual Property or any other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted or as currently proposed to be conducted or otherwise. The Company’s registered patents, trademarks and copyrights, and applications for the same, are listed in Schedule 3.9.1 of the Disclosure Schedule. To the Company’s knowledge, each item of the Company’s Intellectual Property is subsisting, enforceable and valid.

3.9.2. Any and all Intellectual Property of any kind which has been developed, or is currently being developed, by any current or former employee, consultant, or other service provider of the Company in the course of their employment by, or engagement with, the Company and for the Company, is the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Each of the Founders and each of the Company’s employees, consultants and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who have knowledge of or access to information about the Intellectual Property, including (without limitation) the Founders, have entered into a written agreement with the Company, the forms of which have been provided to the Investor or its legal counsel, assigning to the Company, all rights in Intellectual Property developed, created, discovered, derived, programmed, designed, invented or otherwise made by them in the course of their engagement with the Company or in connection to the Company’s activities and irrevocably and explicitly waiving all non-assignable rights, including all moral rights and rights to receive royalties in connection therewith, including, under the Israeli Patent Law – 1967 (including, without limitation, Section 134 thereof) and/or other applicable law.

3.9.3. None of the Company’s Intellectual Property Rights has been developed for a government corporation, military, university, college, other academic institution or research center and no governmental or military entity, university, college, other academic institution or research center owns or has any right or financial claim in or to any of the Company’s Intellectual Property Rights.

3.9.4. To its knowledge, the Company has not violated or, by conducting its business as proposed, would not violate, infringe, or misappropriate any Intellectual Property or other proprietary rights of any other person or entity. Neither the Founders nor any of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of the Founders’ or such employee’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as currently proposed to be conducted. Neither the execution nor delivery of the Agreement, nor the carrying on of the Company’s business by the Founders or the employees of the Company, nor the conduct of the Company’s business as currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which either Founder or any of such employees is now obligated. It is not necessary to utilize any inventions of any of the Founders or the Company’s employees (or people the Company currently intends to hire) made prior to their employment by the Company in order to continue the Company’s business as currently being conducted, other than those that have been validly assigned to the Company pursuant to the Proprietary Information and Non-Competition Agreement signed by such Founder or such employee. No former or current employee, officer or consultant of the Company (including without limitation a Founder) has (i) specifically excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer of consultant’s Proprietary Information and Non-Competition Agreement, or (ii) failed to affirmatively indicate in such Proprietary Information and Non-Competition Agreement that no such works or inventions made prior to his or her employment with the Company exist.

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3.9.5. Company is not bound by any outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s Intellectual Property Rights that is owned or purported to be owned by the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person. Except for products, services or technology which the Company may obtain on commercially reasonable terms, the Company is not aware of any Intellectual Property owned by any third party which is needed by the Company to conduct its business as currently conducted or proposed to be conducted.

3.9.6. Except as set forth in Schedule 3.9.6, no source code of any of the Company’s proprietary software has been licensed or otherwise provided or disclosed to another person or entity, and the Company does not have any duty or obligation (whether present, contingent, or otherwise) to license or otherwise provide the source code for any of the Company’s proprietary software to any person or entity.

3.9.7. Except as set forth in Schedule 3.9.7, the Company is not using and has not used with or embedded any Public Software (as defined below) in any of its products generally available or in development. The Company is familiar with and in full compliance in all respects with the terms of use of any and all licenses which govern the use of Public Software incorporated into any product or software of the Company. The Public Software does not limit, restrict, govern or effect in any way the Company intellectual property rights in and to the Company’s Intellectual Property, the Company is not required, under the terms and conditions of the Public Software, to disclose or distribute any source code to the Company’s Intellectual Property and to license any Company product or Intellectual Property Rights for the purpose of making derivative works, and is not prevented under any and all terms of the Public Software from charging a fee in exchange for licensing or providing the Company’s Intellectual Property to any third party. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux) or similar licensing or distribution models, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

3.9.8. The Company has not received any communications alleging that the Company has violated or by conducting its business as proposed, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To the Company’s knowledge, no former employer has asserted any claim against the Company, and, to the Company’s knowledge, there is no basis for the foregoing, and no former employer has given the Company notice alleging that any Company Intellectual Property Rights or the operation or conduct of the business of the Company infringes or misappropriates the Intellectual Property rights of any former employer of any Founder.

3.9.9. [Reserved].

3.9.10. (i) The Company uses all Generative AI Tools (as defined below) in compliance with the applicable license terms, consents, agreements and laws. (ii) The Company has not included and does not include any sensitive Personal Information (as such term is defined below), trade secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. (iii) The Company has not used Generative AI Tools to develop any Company Intellectual Property Rights that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein. (iv) For purposes hereof, “Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

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3.10. Taxes.

The Company has accurately prepared and timely filed all tax returns and reports required to be filed by it under applicable law. All tax returns and reports of the Company are true and correct in all material respects and the Company has paid on time all taxes and other assessments due. None of such returns or reports has been audited by any taxing authority and the Company has not been advised that any of such returns or reports will be audited. There is no pending (or threatened by written notice delivered to the Company prior to the date hereof) dispute, examination, audit, claim or other action concerning any tax or tax return of the Company claimed or raised by any tax authority. The Company has withheld tax at source and transferred such tax to the tax authorities, including without limitations with respect to payments to its employees, if and when it was required to do so and has paid on time all taxes and other assessments due by the Company to any local or foreign tax authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls).

3.11. Liabilities.

Schedule 3.11 sets forth the Company’s current liabilities. Without derogating from the generality of the foregoing the Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification (other than indemnification in the ordinary course of business), loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person except under the Indemnification Agreement (as well as such indemnification agreements by and between the Company and each of its current directors), and no person has given any guarantee of, or security for, any obligation of the Company.

3.12. Litigation.

Other than as set forth in Schedule 3.12, no action, proceeding or governmental inquiry or investigation is pending or, to the knowledge of the Company and the Founders, threatened against the Company or any of its officers, directors, or employees (in their capacity as such), or against the Founders (in their capacity as such), or against any of the Company’s properties or with regard to the Company’s business as currently conducted and as currently proposed to be conducted, before any court, arbitration board or tribunal or administrative or other governmental agency. The foregoing includes, without limiting its generality, actions pending or, to Company’s and the Founders’ knowledge, threatened, involving the prior employment of either the Founder or any of the Company’s current employees or use by any of them in connection with the Company’s business of any information, property or techniques allegedly proprietary to any of their former employers. Neither the Company nor the Founders (in their capacity as such) are a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or the Founders currently pending or that the Company or the Founders intend to initiate.

3.13. No Public Offer.

Neither the Company nor anyone acting on its behalf and under its instructions has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make issuance and sale of the Shares hereunder not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) or the Israeli Securities Law, 1968 (the “Securities Law”). None of the shares of the Company’s share capital issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such share capital has been offered and sold in compliance with all applicable securities laws.

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3.14. Interested Party Transactions.

Other than as set forth in Schedule 3.14, no officer, director or shareholder of the Company or any affiliate of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, (b) a beneficial interest in any contract or agreement to which any of the Company is a party or by which it may be bound or affected; (c) has any interest in or owns any material property or right, including Intellectual Property, relevant to the Company in the conduct of its business as presently conducted and as currently proposed by the Company to be conducted (other than any property or right that was assigned to the Company); or (d) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other similar obligations of the Company. Other than as set forth in Schedule 3.14, there are no existing agreements, understanding or arrangements between the Company and any Founder, director, or shareholder of the Company, or any affiliate or associate of any such person.

3.15. Brokers.

Other than as set forth in Schedule 3.15 of the Disclosure Schedule, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Agreement and/or the other Transaction Agreements.

3.16. Government Funding.

Other than as set forth in Schedule 3.16 of the Disclosure Schedule, the Company has not received nor has it applied for (if such application is currently pending) any grant or other support or benefits (including, without limitation, tax benefits) from any Israeli or foreign government entity or any other Israeli regulatory, administrative or quasi-governmental authority, or from any non-Israeli governmental entity, granted to the Company or otherwise assigned to, or assumed by, the Company, including, without limitation, (i) the Investment Center; (ii) the Israeli National Authority for Technological Innovation, (iii) the BIRD Foundation and any other similar governmental or government-related entity; (iv) the Fund for the Encouragement of Marketing; and (v) any taxation authority.

3.17. Foreign Corrupt Practices Act.

None of the Company nor any of the Company’s directors, officers or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company or any of its affiliates to obtain or retain business for, or direct business to the Company or any of its affiliates, as applicable. None of the Company nor any of its directors, officers or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

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3.18. Compliance with Other Corrupt Practices Legislation.

To the Company’s knowledge, (i) none of the Company’s cash and other property is or will be, directly or indirectly, derived from any activity that is deemed criminal under U.S. law or Israeli law or that contravenes federal, state, foreign or international laws and regulations dealing with money laundering; and (ii) no actions of the Company will cause it to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 or any similar Israeli laws.

3.19. Export Control Laws.

The Company has conducted any export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the export control laws and regulations of any other applicable jurisdiction including without limitation, the Israeli Defense Export Control Law, 5766-1007 (collectively, “Export Control Laws”). Without limiting the foregoing: (a) the Company has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) the Company is in compliance with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to the Company’s knowledge, threatened claims or investigations against the Company with respect to Export Control Laws; and (d) there are no actions, conditions, circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims.

3.20. Sanctions.

(a) Since its incorporation the Company and its subsidiaries have complied in all material respects with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”) (b) None of the Company, its subsidiaries, or their respective directors, officers, employees, or, to the Company’s knowledge, the Company’s or subsidiaries’ agents is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions. (c) None of the Company, its subsidiaries, or any of their respective officers, directors, or employees: (i) has been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or, other relevant government agency regarding actual or potential Sanctions violations. (d) The Company maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

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3.21. Data and Privacy.

In connection with its collection, storage, transfer and/or use of any Personal Information, the Company is in compliance in all material respects with (i) all applicable laws in all Privacy Laws and Requirements, (ii) the Company’s privacy policies, and (iii) the legal requirements of any contract applicable to Personal Information. No public action, claim, proceeding, compliant, inquiry, audit or investigation is pending or, to the Company knowledge, threatened against the Company or any of its officers, directors, or employees (in their capacity as such) by any private party or any governmental authority, foreign or domestic, with respect to Personal Information.

3.22. Records.

The books of accounts, shareholders register, minute books and other records of the Company are accurate, up to date and complete, and have been maintained in all material respects in accordance with all applicable legal and statutory requirements. The Company has delivered to the Investor true and complete copies of: (i) the Company’s shareholders’ register; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the Board.

3.23. Effectiveness; Survival; Indemnification.

3.23.1. Survival.

Each representation and warranty made by the Company in Section 3 hereof is deemed to be made on the date of this Agreement and at the Closing and shall survive and remain in full force and effect until the earlier of (i) immediately prior to the consummation of a Deemed Liquidation Event or an IPO (as such terms are defined under the Amended Articles); or (ii) for a period of 24 months following the date of the Closing, provided that representations and warranties set forth in Section 3.9 (Intellectual Property) shall survive and remain in full force and effect for a period of 36 months following the Closing Date and provided further that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Share Capital), 3.3 (Ownership of Shares), and 3.7 (Authorization; Approvals) shall survive and remain in full force and effect until the end of the applicable statute of limitation (each such period, as applicable, the “Claims Period”). For the avoidance of doubt, it is hereby agreed that the provisions of this Section 3.23.1 shall be deemed to constitute a separate written legally binding agreement between the Company and the Investor, in accordance with the provisions of the Israeli Limitation Law (5718-1958). Except in the event of fraud, gross negligence, or intentional misrepresentation (solely with respect to each such party who has conducted the fraud or intentional misrepresentation), the Company shall not have any liability with respect to any such representation and warranty unless the facts and circumstances giving rise to such claim existed or occurred prior to the expiration of the applicable Claims Period and the Investor delivers written notice of such claim to the Company within 90 days after the expiration of such Claims Period (or, if earlier, prior to the consummation of a Deemed Liquidation Event or an IPO); provided that any representation and warranty that is the subject of a timely delivered notice of claim shall survive solely with respect to such claim until such claim has been finally resolved.3.23.2. Indemnification.

In the event of any breach or misrepresentation of any covenant, warranty or representation made by the Company in Section 3 hereof, the Company shall indemnify the Investor and each of its respective partners, investors, officers and directors (each, an “Indemnified Party”) and hold each such Indemnified Party harmless from any and all Losses (as defined below), sustained or incurred by such Indemnified Party as a result of or in connection with the said breach or misrepresentation. “Losses” shall mean any and all losses and damages (including without limitation, any decrease in the value of the Shares), claims, actions, proceedings, liabilities, awards, judgments, deficiencies, interest and penalties, costs of settlement and reasonable out-of-pocket costs and expenses of any and every kind (including, without limitation, reasonable disbursements and reasonable expenses actually incurred in connection with enforcing an indemnification or otherwise defending against or settling any of the foregoing).

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3.23.3. Limits on Indemnification.

Limitation on Indemnification. Except in the case of Fraud, intentional misrepresentation, willful misconduct or gross negligence (in each case, solely with respect to the Person that committed such act), the total and aggregate liability of any indemnifying party under this Agreement (including the Company, the Investor and their respective Affiliates, as applicable) to any Indemnified Party for indemnification hereunder shall be limited to an amount equal to the aggregate portion of the Investment Amount actually paid by the Investor pursuant to this Agreement. For the avoidance of doubt, the foregoing limitation shall not apply to any claim based on Fraud, intentional misrepresentation, willful misconduct or gross negligence, and no such claim shall be subject to any cap under this Agreement with respect to the Person that committed such act.

3.23.4. Sole Remedy.

Indemnity pursuant to this Section 3.23 constitutes the sole and exclusive remedy of an Indemnified Party and the sole and exclusive liability of the Company, in respect of any misrepresentation or breach of representations and warranties (including any relevant schedule to the representations and warranties) made in this Agreement ; provided, however, that nothing in this Agreement shall limit or restrict (a) the right of any party to seek specific performance, injunctive relief or other equitable relief to enforce the terms of this Agreement or any Transaction Document (including, without limitation, any covenant or agreement to be performed after the date hereof), or (b) any liability for Fraud, intentional misrepresentation, willful misconduct or gross negligence (solely with respect to the Person that committed such act).3.23.5. No Limitation on Indemnification.

4. Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company as follows:

4.1. Enforceability. This Agreement and the other Transaction Agreements to be executed by the Investor pursuant to this Agreement, when executed and delivered, will constitute the valid, binding and enforceable obligations of the Investor. The execution, delivery and performance of the Investor’s obligations hereunder will not violate any provision of any instrument, judgment, order, writ, decree or contract to which the Investor is party or by which the Investor, is bound, or any provision of law, rule or regulation applicable to the Investor and/or its investment in the Company which would prevent the execution of this Agreement by the Investor or the performance of its obligations hereunder.

4.2. Authorization. The execution, delivery and performance of the obligations of the Investor hereunder have been duly authorized by all necessary corporate action, and the Investor has full power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby.

4.3. The Investor Investment Shares. The Investor Investment Shares, when issued, sold and delivered to the Company in accordance with this Agreement, will be duly authorized, validly issued, fully paid, nonassessable, free of any preemptive rights, will be free and clear of any liens, claims, encumbrances or third - party rights of any kind and duly registered. 1

4.4. Brokers. Other than as set forth in Schedule 4.4, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Investor in connection with any of the transactions contemplated under this Agreement.

1 [[Registered for trading?]]

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4.5. Purchase for Own Account. The Investor represents that it intends to acquire its portion of the Investment Shares and the Company Exchange Shares (collectively, the “Shares”) for its own account and that the Shares will be acquired by it for investment for the Investor’s own account and not with a view to the distribution or resale thereof.

4.6. Risk of Loss; Disclosure of Information. Without derogating from the Investor’s right to rely on the representations and warranties of the Company set forth in Section 3 above, the Investor further represents and warrants to the Company with respect to its purchase of the Shares as follows:

4.6.1. The Investor acknowledges that in purchasing the Shares it must be prepared to continue to bear the economic risk of such investment for an indefinite period of time and, at the present time, is able to afford a complete loss of such investment.

4.6.2. The Investor acknowledges that it and its advisers and representatives have had an opportunity to discuss and ask questions of, and receive answers from, a person acting on behalf of the Company concerning such investment as well as regarding Company’s business, prospects, management, financial affairs and the terms and conditions of the offering of the Shares.

4.6.3. The Investor is an experienced investor and has the requisite knowledge, sophistication and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Shares and has evaluated the risk of investing in the Shares.

4.7. Accreditor Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5. Certain Undertakings

5.1. Without derogating from the foregoing undertakings, for as long as the Investor holds 20% or more of the share capital of the Company on a fully diluted basis (the “Reporting Threshold”), the Company shall provide the Investor with the following reports:

5.1.1. As soon as available, but no later than thirty (30) days after the last day of each month, a monthly management report, including budget – to – actual results of operations of the preceding month;

5.1.2. As soon as possible, but no later than forty - five (45) days after the last day of each quarter, financial statements for the preceding quarter;

5.1.3. 30 days before the end of each calendar year, a budget and operating plan for the upcoming year.

5.2. Inspection Rights. Subject to the Reporting Threshold, but not more than once in a calendar year, upon at least five (5) Business Days’ prior written notice to the Company, the Company shall permit the Investor and its authorized representatives (including, without limitation, its attorneys, accountants and financial advisors) during normal business hours and in a manner that does not unreasonably interfere with the Company’s operations, to (a) inspect and copy the Company’s books and records (including, without limitation, corporate records, financial statements and accounting records) that are reasonably related to the Investor’s investment in the Company, and (b) visit and inspect the Company’s facilities and properties. The Company shall cause its officers and, to the extent reasonably available, its senior employees to cooperate with such inspection and to answer reasonable questions related thereto. The foregoing rights shall be subject to reasonable confidentiality restrictions and applicable law, including the Company’s obligations to preserve attorney-client privilege and to protect trade secrets and third party confidential information; provided that the Company shall use commercially reasonable efforts to provide the Investor with access to information responsive to the Investor’s request (including by redaction or summary) if full disclosure is restricted.

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5.3. Auditing/Accounting Control. Subject to Reporting Threshold, the auditing of the Company financials shall be conducted by a firm that is acceptable to the Investor.

5.4. IP Ownership; Confirmatory Assignments; Open-Source Controls. The Company shall, and shall cause each founder, employee, consultant and independent contractor who has developed, contributed to, or may develop or contribute to, any Intellectual Property used in the business of the Company to, execute and deliver to the Company (and, if requested by the Investor, to the Investor) customary invention assignment and confidentiality agreements and confirmatory assignments sufficient to vest in the Company all right, title and interest in and to such Intellectual Property, in each case in form and substance reasonably acceptable to the Investor. The Company shall adopt and maintain a written open-source software policy reasonably acceptable to the Investor, and shall not incorporate, distribute or use any Public Software in a manner that would (i) require disclosure of the Company’s proprietary source code, (ii) require licensing of the Company’s proprietary software for the purpose of making derivative works, or (iii) otherwise materially impair the Company’s ability to commercialize its products, in each case without the Investor’s prior written consent. The Company shall not grant any lien, security interest, exclusive license, or other encumbrance on any material Intellectual Property Rights without the Investor’s prior written consent.

5.5. Key Personnel. The Company shall cause each of Roman Vercetti and Timur Askerov (each, “Key Personnel”) to continue to provide services to the Company in the capacities and at compensation levels consistent in all material respects with those in effect as of the Closing (subject to ordinary-course increases approved in the Company’s budget). For so long as the Investor holds at least [20%] of the Company’s fully diluted share capital (or until the Investor achieves the Target Ownership, if earlier), the Company shall not, without the Investor’s prior written consent, (i) terminate the employment or engagement of any Key Personnel (other than for Cause), or (ii) materially reduce the compensation of, or materially diminish the authority, responsibilities or title of, any Key Personnel. For purposes hereof, “Cause” shall mean, with respect to any Key Personnel: (i) such individual’s willful misconduct, gross negligence, fraud, or dishonesty in connection with the performance of his or her duties to the Company; (ii) material breach of such individual’s employment or service agreement with the Company that remains uncured after written notice and a reasonable opportunity to cure (if curable); (iii) conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; or (iv) material violation of applicable law or the Company’s written policies that results in material harm to the Company.

5.6. Founder and Major Holder Transfer Restrictions; Lock-Ups. The Company shall cause each founder and Major Holder to be subject to customary lock-up and transfer restrictions with respect to the Company’s securities, in each case in form and substance reasonably acceptable to the Investor, and to be implemented in the Amended Articles and/or a separate agreement. Any permitted transfers shall be limited to “Permitted Transferees” (to be defined) who agree in writing to be bound by the same restrictions.

5.7. Shabbat and Yom Tov Observance. From the date of signing of the Definitive Agreements, for so long as Reliance is not in default under the definitive agreements entered into in respect of the transactions contemplated by this Term Sheet, Enquantum shall ensure that none of its directors, officers, employees, consultants, contractors or other personnel (including management) perform any work, whether on-site or remotely and whether using Enquantum systems or personal devices, for or on behalf of Enquantum or any of its subsidiaries on Shabbat or on Yom Tov (Jewish religious holidays), in each case determined based on the calendar day and local time zone of the place where such individual is located. Enquantum shall adopt and, subject to local labor or privacy laws, shall enforce internal policies and procedures reasonably necessary to give effect to this covenant.

5.8. Publicity; Public Disclosures. The Company shall not, and shall cause its directors, officers, employees, agents and Representatives not to, issue, publish or disseminate (or cause to be issued, published or disseminated) any press release, public announcement, investor presentation, website posting, social media communication, interview, marketing statement, or other public disclosure relating to (i) this Agreement or any Transaction Document, (ii) the transactions contemplated hereby, (iii) the Investor or any of its Affiliates, or (iv) the Company’s relationship with the Investor (each, a “Public Disclosure”), in any language (including Hebrew and English), without the Investor’s prior written approval (which approval may be granted or withheld in the Investor’s sole discretion) and, if requested by the Investor, the prior written approval of the Investor’s counsel. Notwithstanding the foregoing, the Company may make a Public Disclosure without such prior approval solely to the extent the Company reasonably determines, after consultation with the Investor (and, if requested by the Investor, the Investor’s counsel), that such Public Disclosure is required by applicable law or by any governmental authority; provided that, to the extent legally permissible, the Company shall (A) provide the Investor with reasonable prior notice of such required disclosure, (B) reasonably cooperate with the Investor in connection with the content and timing thereof, and (C) consider in good faith any reasonable comments provided by the Investor or the Investor’s counsel.

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5.9. MNPI; Insider Trading Compliance. The Company acknowledges that, as a result of the Investor’s status as a Nasdaq-listed public company and the Investor’s ownership and governance rights under this Agreement and the Transaction Documents, the Company’s founders and other senior principals, including the Founders and each director and officer of the Company (collectively, the “Company Insiders”), will or may from time to time be in possession of material non-public information regarding the Investor and/or the Investor’s securities (“MNPI”). The Company shall, and shall cause each Company Insider to, (i) treat all MNPI as confidential, (ii) refrain from directly or indirectly purchasing, selling or otherwise trading in any securities of the Investor (including any derivatives or securities convertible into or exercisable for such securities) while in possession of MNPI or during any blackout period applicable under the Investor’s insider trading policy, and (iii) comply with the Investor’s insider trading policy and related compliance procedures as provided in writing by the Investor from time to time (the “Insider Trading Policy”). The Company shall use commercially reasonable efforts to cause each Company Insider to execute an acknowledgment of, and agreement to comply with, the Insider Trading Policy promptly following the Closing (and in any event within 10 Business Days thereafter) and shall provide the Investor with written confirmation of such acknowledgments upon request. The Company shall promptly notify the Investor if it becomes aware of any actual or suspected breach of this covenant by any Company Insider.

6. Miscellaneous

6.1. MFN/ No Better Terms. If, for a period of 4 (four) years from the date hereof, the Company issues any new shares of the Company (including, without limitation, securities convertible into shares) (such shares – the “New Securities”), at a price per share that is equal to, or less than, the PPS and such New Securities are on terms materially more favorable than those granted to Investor (whether economic terms, governance rights, information rights, or otherwise), Investor shall be entitled to receive the benefit of such more favorable terms. Notwithstanding the foregoing, (i) the grant by the Company of shares or options to service providers, or to employees of the Company pursuant to the Company’s ESOP shall not trigger the implementation of the foregoing provision, (ii) securities issued to investors that the Board deems strategic to the Company (with the affirmative vote of the Investor’s board designee(s)) shall not trigger this provision, (iii) issuances in a Qualified Financing (defined as a single round of financing in which the Company receives aggregate gross proceeds of at least $5,000,000) shall not trigger this provision, and (iv) any True-Up Shares issued pursuant to Section 1.5 shall not trigger this provision.

6.2. The Company or Investor may terminate this Agreement at any time prior to the Closing and upon 30 days’ prior written notice following the initial Closing.

6.3. Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

6.4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel excluding that body of law pertaining to conflict of law. The parties hereto agree to submit to the jurisdiction of the State of Israel and the courts of Tel Aviv-Jaffa with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

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6.5. Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers to any Permitted Transferee as such a term is defined in the Amended Articles.

6.6. Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto (including without limitation the Amended Articles and the other Transaction Agreements) constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.. Any term of this Agreement may be amended or waived (either prospectively or retroactively and either generally or in a particular instance) only with the prior written consent of the Company and the Investor, and to the extent such amendment or materially and adversely affects any other party’s rights hereunder, the prior written consent of such affected party.

6.7. Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered, electronic or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision. Any notice sent in accordance with this Section 8.6 shall be effective (i) if mailed, seven (7) Business Days after mailing, (ii) if by air courier two (2) Business Days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via email, upon transmission or (if transmitted and received on a non-business day) on the first Business Day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt). “Business Day” means a day except Saturday and Sunday or other day on which the banks in Tel Aviv, or in the US are generally open for business.

6.8. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereof upon any breach or default under this Agreement of another party, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring; nor shall it impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party hereof of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

6.9. Severability. If any provision of this Agreement becomes or is held by a court of competent jurisdiction to be illegal, unenforceable or void under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.10. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, scanned and delivered by email or electronic signature), each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Executed counterparts delivered via any means of electronic transmission shall be deemed as originals.

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IN WITNESS WHEREOF the parties have signed this Series Seed Share Purchase Agreement as of the date first hereinabove set forth.

ENQUANTUM LTD

By:	/s/ Roman Vercetti
Name:	Roman Vercetti
Title:	CEO

THE INVESTOR:

RELIANCE GLOBAL GROUP INC.

By:	/s/ Ezra Beyman
Name:	Ezra Beyman
Title:	CEO

[Signature Page – Enquantum SPA]

Annex I

The Milestone Schedule

(Funding / Equity Issuances)

(*The FD % set forth hereunder is based on the assumption that the entire transaction is completed)

Exhibit A

Capitalization Table

See attached